EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors & Stockholders
Covenant Transport, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-88686, No. 333-2654, No. 333-67559, No. 333-37356, No. 333-50174, No.
333-88486 and No. 333-105880) on Form S-8 of Covenant Transport, Inc. of our report dated January 27, 2004, relating to the consolidated balance sheets of Covenant Transport, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Covenant Transport, Inc. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.



/s/ KPMG





Atlanta, Georgia
March 12, 2004